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                                                                   EXHIBIT 13(a)

April 29, 1998



Board of Directors
AIM Variable Insurance Funds, Inc.
11 Greenway Plaza, Suite 100
Houston, Texas 77046-1173

Re:      Initial Capital Investment in Four New Portfolios of
         AIM Variable Insurance Funds, Inc. (the "Fund")

Gentlemen:

We are purchasing shares of the Fund for the purpose of providing initial investment for the four new investment portfolios of the Fund. The purpose of this letter is to set out our understanding of the conditions of and our promises and representations concerning this investment.

1. We hereby agree to purchase shares equal to the following dollar amount for each portfolio:

                 AIM V.I. Aggressive Growth Fund            $ 1,000,000
                 AIM V.I. Balanced Fund                       1,000,000
                 AIM V.I. Capital Development Fund            1,000,000
                 AIM V.I. High Yield Fund                     3,000,000

2. We understand that the initial net asset value per share for each of the portfolios named above will be $10.00.

3. We hereby represent that we are purchasing these shares solely for our own account and solely for investment purposes without any intent of distributing or reselling said shares. We further represent that disposition of said shares will only be by direct redemption to or repurchase by the Fund.

4. We hereby agree that the Fund shares purchased pursuant to this letter will be redeemed on the earlier of (i) one year from the date invested or (ii) such time as the total assets for each portfolio equal or exceed the amounts specified below:

                 AIM V.I. Aggressive Growth Fund            $ 26,000,000
                 AIM V.I. Balanced Fund                       26,000,000
                 AIM V.I. Capital Development Fund            26,000,000
                 AIM V.I. High Yield Fund                     26,000,000
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Board of Directors
April 29, 1998
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         We further agree to provide the applicable Fund with at least 10 days'
advance written notice of any intended redemption and agree that we will work with the Fund with respect to the amount of such redemption so as not to place a burden on the Fund and to facilitate normal portfolio management of the Fund.

Sincerely yours,

A I M ADVISORS, INC.



By: /s/ ROBERT H. GRAHAM
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